CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" included in the Registration Statement on Form N-4 (No. 333-124048 and 811-07501) and the related Prospectus of Jefferson National Life Annuity Account G dated May 1, 2005.

We also consent to the use of our report dated March 28, 2005 with respect to the statutory-basis financial statements of Jefferson National Life Insurance Company included in this Registration Statement. Such report expresses our opinion that Jefferson National Life Insurance Company's statutory-basis financial statements present fairly, in all material respects, the financial position of Jefferson National Life Insurance Company at December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended in conformity with statutory accounting practices prescribed or permitted by the Texas State Insurance Department and not in conformity with accounting principles generally accepted in the United States.



/s/ Ernst & Young LLP
New York, New York
April 29, 2005